Exhibit 99.1

To executive officers and directors of

Whole Foods Market, Inc. (“WFM”):

The Whole Foods Market Growing Your Future 401(K) Plan (the “Plan”) will be changing recordkeepers from Strong Retirement Plan Services (“Strong”) to Fidelity Investments (“Fidelity”) beginning October 1, 2004. In order to insure that all information regarding Plan participants’ accounts is transferred accurately from Strong to Fidelity, there will be a period of time during which Plan participants will be unable to direct investments in their Plan accounts, obtain a loan from the Plan or obtain a distribution from the Plan. This time during which participants will be unable to exercise rights otherwise available under the Plan is called a “Blackout Period” and will be from 4:00 p.m., Eastern time, on September 27 through the week of October 24, 2004. You will be informed if the timing of the Blackout Period changes.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, as an executive officer and/or director of WFM, you are prohibited from directly or indirectly purchasing, selling or otherwise acquiring equity securities of WFM during the Blackout Period. This prohibition relates not only to securities held for your account in the Plan but also any other securities of WFM (including exercising stock options) that you have acquired by virtue of your service as a director or executive officer of WFM. This prohibition also relates to shares which may be owned of record by immediate family members or trusts, but which are deemed to be beneficially owned by you. It is important to note that any securities of WFM which you sell or otherwise transfer will be automatically deemed to have been acquired in connection with your service as a director or executive officer unless you can establish that the securities were acquired from another source (e.g., an inheritance or gift) and this identification is consistent with your treatment of the securities for tax purposes and other disclosure and reporting purposes.

Inquiries regarding the Blackout Period or this notice may be directed to WFM’s Retirement and Equity Plans Team, 601 N. Lamar Blvd., Suite 300, Austin, Texas 78703 (telephone: 512-477-4455).